UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ZIPREALTY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZIPREALTY, INC.

2000 Powell Street, Suite 300

Emeryville, California 94608

(510) 735-2600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2009

To our Stockholders:

We are holding our 2009 annual meeting of stockholders on Thursday, May 21, 2009, at 9:30 a.m. local time. It will be held at Watergate Towers, 2200 Powell Street, Conference Room D, Emeryville, California 94608, telephone (510) 594-3100. Only stockholders of record on March 23, 2009 are entitled to notice of and to vote at our annual meeting or at any adjournment or postponement of it. The purpose of the meeting is:

1. To elect one Class II director, to serve for a term of three years expiring on the date of our 2012 annual meeting of stockholders or until a successor is duly elected and qualified;

2. To ratify the appointment of our independent registered public accounting firm for our fiscal year 2009; and

3. To transact any other business that may properly come before the annual meeting or any adjournment or postponement of it.

Your Board of Directors unanimously recommends that you vote to approve all of the proposals before you. Those proposals are described more fully in the accompanying proxy statement, which we urge you to read.

As described further in the enclosed proxy statement and proxy card, you can submit your vote by mailing your proxy card, or, if you are a stockholder of record, you may vote in person at the annual meeting. Please refer to the proxy statement and proxy card for additional information on how to submit your vote.

Your vote is important. Whether or not you plan to attend the meeting in person, you are urged to ensure that your shares are represented at the annual meeting by following the instructions on the enclosed proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 21, 2009:

This notice of meeting, proxy statement and proxy card, as well as our annual report to stockholders for the year ended December 31, 2008, are available at www.ziprealty.com/investor_relations.

By order of the Board of Directors,

Larry S. Bercovich

Secretary

April 8, 2009

ZIPREALTY, INC.

2000 Powell Street, Suite 300

Emeryville, California 94608

(510) 735-2600

PROXY STATEMENT

INTRODUCTION

The accompanying proxy is solicited by the Board of Directors of ZipRealty, Inc., a Delaware corporation (“we,” “us,” “ZipRealty” or the “Company”), for use at our 2009 annual meeting of stockholders to be held on Thursday, May 21, 2009, at 9:30 a.m. local time, or any adjournment thereof, for the purposes set forth in this proxy statement and the accompanying notice of annual meeting. The annual meeting will be held at Watergate Towers, 2200 Powell Street, Conference Room D, Emeryville, California 94608, telephone (510) 594-3100.

These proxy solicitation materials were first mailed on or about April 8, 2009 to all stockholders entitled to vote at our annual meeting.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at our annual meeting of stockholders. That meeting is scheduled to take place on Thursday, May 21, 2009, at 9:30 a.m. local time. This proxy statement summarizes information concerning the proposals to be voted on at that meeting. This information will help you to make an informed vote at the annual meeting.

What proposals will be voted on at the meeting?

We have scheduled two proposals to be voted on at the meeting:

1. The election of one Class II director, to serve for a term of three years expiring on the date of our 2012 annual meeting of stockholders or until a successor is duly elected and qualified; and

2. The ratification of the appointment of our independent registered public accounting firm for our fiscal year 2009.

What is the voting recommendation?

Your Board of Directors recommends that you vote your shares “FOR” the election of the nominee to our Board of Directors and “FOR” the other proposal listed above.

Who is entitled to vote?

Only stockholders of record of our common stock at the close of business on March 23, 2009, which is the record date for our annual meeting of stockholders, are entitled to notice of and to vote at our annual meeting. As of the close of business on the record date, 20,390,915 shares of our common stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares owned beneficially.

Stockholder of record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered to be the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered to be the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote those shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. You may vote shares held in street name in person only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting.

Stockholder of record

You may vote by granting a proxy. Please refer to the summary voting instructions included on your proxy card. You may vote by mail by signing your proxy card and mailing it in the enclosed postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the card but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Beneficial owner

For shares held in street name, please refer to the voting instruction card included by your broker or nominee.

Can I change or revoke my vote after I submit my proxy?

Yes. You can change or revoke your vote at any time before we vote your proxy at the annual meeting.

Stockholder of record

If you are a stockholder of record you can change or revoke your vote by one of the following methods:

•	Send a written notice to our Secretary at our principal executive offices in Emeryville, California stating that you would like to revoke your proxy.

•	Complete a new proxy card and send it to our Secretary. The new proxy card will automatically replace any earlier-dated proxy card that you returned.

•	Attend the annual meeting and vote in person.

If you choose to revoke your proxy by attending the annual meeting, you must vote at the meeting in accordance with the rules for voting at the annual meeting. Attending the annual meeting will not, by itself, constitute revocation of your proxy.

Beneficial owner

If you instructed a broker or nominee to vote your shares, follow your broker or nominee’s directions for changing or revoking those instructions.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For any other proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares may also be present at a meeting as broker non-votes. Generally, broker non-votes occur when a broker holds shares in “street name” for a beneficial owner, the broker has not received voting instructions from the beneficial owner, and the broker indicates on a proxy that it does not have discretionary authority to vote on the proposal.

Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” on a proposal will be treated as being present at the meeting for purpose of establishing a quorum and will also be treated as being entitled to vote on the proposal. Broker non-votes will be treated as being present at the meeting for the purpose of establishing a quorum but will not be treated as being entitled to vote on the proposal and, therefore, will not affect voting results.

The inspector of election appointed for the meeting will tabulate all votes. If you sign your proxy card or broker voting instruction card but do not provide instructions on how you wish your shares to be voted, your shares will be voted in accordance with the recommendations of the Board of Directors (“FOR” our nominee to the Board of Directors and “FOR” all other items described in this proxy statement and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What vote is required to approve each of the proposals?

With respect to the proposal to elect a director, the nominee for election as the Class II director receiving the greatest number of “FOR” votes will be elected, even if those votes are less than a majority of shares present and entitled to vote. Votes “WITHHELD” are not counted towards the tabulation of votes cast for the election of directors.

Any other proposal requires the affirmative “FOR” vote of a majority of the shares present and entitled to vote on the proposal. Note that shares that are voted “ABSTAIN” on a proposal may prevent the proposal from receiving the affirmative vote of a majority of the shares present and entitled to vote on the proposal and, therefore, have the same effect as votes “AGAINST” the proposal.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please sign and provide voting instructions for each proxy and voting instruction card you receive.

How may I obtain a separate set of proxy materials or request a single set for my household?

If you share an address with another stockholder, you may receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy statement) unless you have provided contrary instructions. If that is the case and you wish to receive a separate set of proxy materials for this meeting, please request the separate set by contacting our transfer agent, American Stock Transfer & Trust Company, in writing at 6201 15th Avenue, Brooklyn, New York 11219, Attention: Shareholder Services, by telephone at (800) 937-5449, or by facsimile at (718) 765-8718. Our transfer agent will then deliver the additional set of proxy materials promptly. You may also contact our transfer agent in the same fashion to give notice that you wish to receive a separate set of proxy materials in the future.

Similarly, if you share an address with another stockholder and have received multiple sets of our proxy materials, you may contact our transfer agent in the same manner set forth above to request delivery of a single set of these materials in the future.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2009, which quarter ends June 30, 2009.

What happens if additional proposals are presented at the meeting?

Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen a nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by the Board of Directors.

Must a minimum number of stockholders vote or be present at the annual meeting?

A quorum of stockholders is necessary to hold a valid meeting. Our bylaws provide that a majority of all of the shares of our stock entitled to vote, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” on any proposal, as well as broker non-votes, will be treated as being present and entitled to vote for purposes of establishing a quorum.

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors.

Who will bear the cost of soliciting votes for the meeting?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may also hire our transfer agent (American Stock Transfer & Trust Company) or another proxy solicitor to assist us in the distribution of proxy materials and the solicitation of votes. We will pay any proxy solicitor a reasonable and customary fee plus expenses for those services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our beneficial stockholders.

PROPOSAL 1—ELECTION OF DIRECTORS

You are being asked to elect Mr. Robert C. Kagle as the Class II director, to serve for a term of three years expiring on the date of our 2012 annual meeting of stockholders or until his successor is duly elected and qualified.

Terms of directors

We have a classified Board of Directors, with overlapping terms of office. The current term for the Class II director expires at this annual meeting, but if Mr. Kagle, the nominee, is duly elected by you, the term of his office will expire at our 2012 annual meeting, or until his successor is duly elected and qualified. The term for the Class III directors expires at the 2010 annual meeting, and the term for the Class I directors expires at the 2011 annual meeting. Each director serves for a three-year term (or the remainder of a three-year term when the director is filling a vacancy) or until his or her successor is duly elected and qualified. When a director is appointed by the Board of Directors to fill a vacancy in a class, he or she is appointed for the remainder of the three-year term of that class but is required to stand for election at the Company’s annual meeting of stockholders in the year following his or her appointment.

Our Board of Directors currently consists of six members: three who are Class I directors, one who is a Class II director and two who are Class III directors. Our Board of Directors currently has no vacant seats. Our Board of Directors has determined that each of its current members, except for Mr. Joseph Patrick Lashinsky, is independent within the meaning of The NASDAQ Stock Market, Inc. independent director standards and, with respect to the members of the Audit Committee, the independence standards of the Securities and Exchange Commission.

Election of Class II director

The Board of Directors’ nominee for election by the stockholders as the Class II director is Mr. Robert C. Kagle. Mr. Kagle currently serves as a Class II director with a term of office expiring at this annual meeting. Our Corporate Governance and Nominating Committee has recommended this nomination. If elected, the Class II nominee will serve as a director until our 2012 annual meeting or until his successor is duly elected and qualified. If the nominee declines to serve, proxies may be voted for a substitute nominee as we may designate. We are not aware of any reason that the nominee would be unable or unwilling to serve.

As long as a quorum is present, the nominee for election as the Class II director receiving the highest number of votes “FOR” will be elected as the Class II director. The persons named in the enclosed proxy intend to vote the shares represented by those proxies “FOR” the election of Mr. Kagle.

The Board of Directors recommends a vote “FOR” the election of Mr. Robert C. Kagle as the Class II director, to serve for a term of three years expiring on the date of our 2012 annual meeting of stockholders or until his successor is duly elected and qualified.

Directors

The following sets forth certain information concerning our directors, including the nominees for election at the 2009 annual meeting:

Name	Age	Position with the Company	Director Since
Class II Director Nominee:
Robert C. Kagle(2,3)	53	Director	1999
Class I Directors Whose Terms Expire at 2011 Annual Meeting:
Elisabeth H. DeMarse(1,2)	55	Director	2005
Joseph Patrick Lashinsky	42	Director, Chief Executive Officer and President	2007
Donald F. Wood(3)	54	Director, Chairman of the Board	1999
Class III Directors Whose Terms Expire at 2010 Annual Meeting:
Stanley M. Koonce, Jr.(1)	60	Director	2004
Gary A. Wetsel(1A,3)	63	Director	2007

(1)	Member of the Audit Committee.

(1A)	Member of the Audit Committee and audit committee financial expert.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance and Nominating Committee.

Robert C. Kagle has served on our Board of Directors since November 1999. Mr. Kagle has been a General Partner of Benchmark Capital since its founding in May 1995 and a General Partner of Technology Venture Investors since January 1984. Mr. Kagle also serves on the board of directors of Jamba, Inc. Mr. Kagle holds a Masters of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Science degree in electrical and mechanical engineering from the General Motors Institute (renamed Kettering University in January 1998).

Elisabeth H. DeMarse has served on our Board of Directors since July 2005. Ms. DeMarse has served as Chief Executive Officer and President of CreditCards.com, an internet financial services company, since November 2006. From December 2005 to October 2006, Ms. DeMarse served as CEO-in-Residence of Austin Ventures. From April 2000 until June 2004, Ms. DeMarse served as President and Chief Executive Officer of Bankrate, Inc., an internet financial services company. From 1998 to 2000, Ms. DeMarse served as Executive Vice President of Hoover’s Online, Inc., an internet financial services company. Prior to joining Hoover’s, Ms. DeMarse served for ten years as a senior executive in a variety of roles at Bloomberg L.P., a financial services organization. Ms. DeMarse currently serves on the board of directors of EDGAR-Online, Inc., an internet source for filings with the Securities and Exchange Commission, and is a certified member of the National Association of Corporate Directors. Ms. DeMarse holds a Masters of Business Administration degree from Harvard Business School and a Bachelor of Arts degree in history cum laude from Wellesley College.

Joseph Patrick Lashinsky has served as our Chief Executive Officer and on our Board of Directors since June 2007. Mr. Lashinsky has also served as our President since January 2007. From September 2006 to January 2007, Mr. Lashinsky served as our Executive Vice President of Product Strategy and Development. From April 2005 to September 2006, Mr. Lashinsky served as our Senior Vice President of Product Strategy and Development. From February 2000 to April 2005, Mr. Lashinsky served as our Vice President in a number of marketing, business development and sales positions. Prior to joining us, from March 1999 to February 2000, Mr. Lashinsky served as Group Marketing Manager at Del Monte Foods Company. Mr. Lashinsky holds a Masters of Business Administration degree from the University of California at Los Angeles and a Bachelor of Arts degree in political economies of industrialized societies from the University of California at Berkeley.

Donald F. Wood has served on our Board of Directors since July 1999 and was appointed Chairman of the Board of Directors in May 2006. Mr. Wood has been a Managing Director of Draper Fisher Jurvetson since September 2006 and a Managing Member of Vanguard Ventures since February 1998. Mr. Wood holds a Masters of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Arts degree in economics from Stanford University.

Stanley M. (Mack) Koonce, Jr. has served on our Board of Directors since May 2004. Mr. Koonce has been the Executive Vice President and Chief Operating Officer of Big Brothers Big Sisters of America, a youth mentoring organization, since June 2002. From April 2001 to April 2002, Mr. Koonce was President and Chief Executive Officer of Venue Ticket Exchange, a sports ticketing company. From September 2000 to May 2002, Mr. Koonce was Chairman of AIVIA, a software and web development company. Mr. Koonce holds a Masters of Business Administration degree and a Bachelor of Science degree in mathematics from the University of North Carolina at Chapel Hill.

Gary A. Wetsel has served on our Board of Directors since May 2007. Mr. Wetsel is an independent consultant. From April 2002 to December 2004, Mr. Wetsel served as Executive Vice President, Finance, Chief Financial Officer and Chief Administrative Officer of Aspect Communications Corporation, a provider of enterprise customer contact solutions, where he remained as a consultant until his retirement in March 2005. Mr. Wetsel has held senior executive positions with several other high-tech companies, including serving as Vice President and Chief Financial Officer of Zhone Technologies, Inc., President and Chief Executive Officer of WarpSpeed Communications Corp., Executive Vice President and Chief Operating Officer of Wyse Technology, Inc., President and Chief Executive Officer of Borland International, Inc., Executive Vice President and Chief Financial Officer of Octel Communications Corporation and Vice President and Chief Financial Officer of Ungermann-Bass, Inc. Mr. Wetsel also has over eleven years of experience in public accounting, including seven years with KPMG. Mr. Wetsel was a member of the board of directors of LookSmart Ltd., an online advertising and technology company, from September 2004 until November 2006, where he chaired the audit committee, and of Blue Martini Software, Inc., a provider of software designed to optimize sales, from March 2004 until its acquisition in May 2005, where he also served on the audit committee. Mr. Wetsel is a Certified Public Accountant (inactive) and holds a Bachelor of Science degree in accounting from Bentley University. Based in part on Mr. Wetsel’s background, experience, and expertise, our Board of Directors has determined that Mr. Wetsel is an audit committee financial expert within the meaning of the Securities and Exchange Commission standards relating to audit committees.

Board committees

Our Board of Directors has standing Audit, Compensation, and Corporate Governance and Nominating Committees. Each of these committees is governed by a written charter that is available, along with a copy of our Corporate Governance Guidelines, on our website at www.ziprealty.com under “Investor Relations—Corporate Governance—Governance Documents.” The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Audit Committee. Our Audit Committee consists of Mr. Wetsel (chair), Ms. DeMarse and Mr. Koonce. Our Board of Directors has determined that each of these persons is independent within the meaning of the Securities and Exchange Commission and The NASDAQ Stock Market, Inc. independent director standards. Our Board of Directors has further determined that Mr. Wetsel is an audit committee financial expert within the meaning of the Securities and Exchange Commission standards. This committee met five times in 2008. This committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include:

•	selecting and hiring our independent auditors;

•	evaluating and providing guidance with respect to the external audit and qualifications, independence and performance of our independent auditors;

•	pre-approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing management’s report on its assessment of the effectiveness of our internal controls and our significant accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	providing the report that the Securities and Exchange Commission requires to be included in our annual proxy statement; and

•

reviewing and monitoring compliance with our Code of Business Conduct and Ethics, a copy of which is available on our website at www.ziprealty.com under “Investor Relations—Corporate Governance—Governance Documents.” The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Compensation Committee. Our Compensation Committee consists of Mr. Kagle (chair) and Ms. DeMarse. Our Board of Directors has determined that each of these persons is independent within the meaning of The NASDAQ Stock Market, Inc. independent director standards. This committee met six times in 2008. This committee’s purpose is to assist our Board of Directors in determining the development plans and compensation for our senior management and directors. This committee’s responsibilities include:

•	reviewing and approving compensation and benefit plans for our executive officers;

•	setting performance goals for our officers and reviewing their performance against these goals;

•	evaluating the competitiveness of our executive compensation plans;

•	reviewing and recommending compensation for members of our Board of Directors and committees thereof; and

•	preparing the report that the Securities and Exchange Commission requires to be included in our annual proxy statement.

Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee consists of Messrs. Wood (chair), Kagle and Wetsel. Our Board of Directors has determined that each of these persons is independent within the meaning of The NASDAQ Stock Market, Inc. independent director standards. This committee met three times in 2008. This committee’s purpose is to assist our Board of Directors by identifying individuals qualified to become members of our Board of Directors, consistent with criteria set by our Board of Directors, and to develop our corporate governance principles. This committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	administering our policy for considering stockholder nominees for election to our Board of Directors;

•	evaluating and recommending candidates for election to our Board of Directors;

•	overseeing our Board of Directors’ periodic evaluation process;

•	reviewing our corporate governance principles and providing recommendations to the Board of Directors regarding possible changes;

•	periodically reviewing executive succession plans; and

•	reviewing and approving any related party transactions.

Identifying and evaluating director nominees

Qualifications. We have no stated minimum criteria for director nominees. The Corporate Governance and Nominating Committee does, however, seek for nomination and appointment candidates with excellent decision-making ability, business experience, relevant expertise, personal integrity and reputation. This committee may also consider other factors such as issues of character, judgment, independence, diversity, age, expertise, corporate experience, length of service and other commitments, and the general needs of the Board of Directors, in accordance with the charter of this committee and with the Company’s Corporate Governance Guidelines, a copy of which is available at www.ziprealty.com under “Investor Relations—Corporate Governance—Governance Documents.” The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein. This committee believes it appropriate that at least one member of our Board of Directors meet the criteria for an audit committee financial expert as defined by the rules of the Securities and Exchange Commission, and that a majority of the members of our Board of Directors meet the independent director standards of The NASDAQ Stock Market, Inc. This committee also believes it may be appropriate for certain members of our management, in particular our Chief Executive Officer, to participate as a member of our Board of Directors.

In addition, our Board of Directors believes it to be in the best interests of the Company and its stockholders to align more closely the interests of stockholders and non-employee directors by requiring non-employee directors to own equity in the Company. Accordingly, under our Corporate Governance Guidelines, each non-employee director is required to own a minimum number of shares of common stock of the Company depending on his or her length of service as a director. Specifically, each non-employee director is required to own: (i) by the later of the first anniversary of joining the Board of Directors and December 11, 2009, and for the year thereafter, at least 500 shares, (ii) by the later of the second anniversary of joining the Board of Directors and December 11, 2010, and for the year thereafter, at least 750 shares, and (iii) by and after the later of the third anniversary of joining the Board of Directors and December 12, 2011, at least 1,000 shares. Such shares must be owned within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, with the exception that shares subject to stock options and other rights to acquire stock will not be deemed to be shares owned until such options or other rights are exercised. The Company reserves the right to adjust these stock ownership requirements in connection with any stock split, business combination or other event. Upon the request of any non-employee director to have those stock ownership requirements waived with respect to him or her due to hardship or a requirement to comply with a court order, this committee will consider such request and may make such waivers as it deems appropriate under the circumstances.

Process. The Corporate Governance and Nominating Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of our Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of such class of directors does not wish to continue in service or if this committee or the Board of Directors decides not to re-nominate a member of such class of directors for re-election, this committee identifies the desired skills and experience of a new nominee in light of the criteria described above. Current members of this committee and the Board of Directors are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. This committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Board of Directors. Candidates may also come to the attention of this committee through management, stockholders or other persons.

The Corporate Governance and Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management.

Stockholder recommendations. Pursuant to the requirements of its charter, the Corporate Governance and Nominating Committee will review any director candidates recommended by our stockholders who are entitled to vote in the election of directors, provided that the stockholder recommendations are timely submitted in writing to our Secretary, along with all required information, in compliance with the stockholder nomination provisions of our bylaws. A copy of our bylaws has been filed with the Securities and Exchange Commission as an exhibit to our Form S-1 filed on May 20, 2004, as amended, and is available on its website at www.sec.gov, as well as on our website at www.ziprealty.com under “Investor Relations—SEC Filings.” The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein. Any candidates properly recommended by stockholders in accordance with the foregoing requirements will be considered in such manner as the members of our Corporate Governance and Nominating Committee deem appropriate.

Director independence

The Board of Directors has adopted standards concerning director independence which meet the independence standards of The NASDAQ Stock Market, Inc. and, with respect to the Audit Committee, the rules of the Securities and Exchange Commission.

The Company’s General Counsel, the Corporate Governance and Nominating Committee and the Board of Directors are involved in the process for determining the independence of acting directors and director nominees. The General Counsel solicits relevant information from directors and director nominees via a questionnaire, which covers material relationships, compensatory arrangements, employment and any affiliation with the Company, and which the directors complete and return to the General Counsel. In addition to reviewing information provided in the questionnaire, the General Counsel asks the Company’s executive officers on an annual basis regarding their awareness of any existing or currently proposed transactions, arrangements or understandings involving the Company in which any director or director nominee (or any of his or her immediate family members) has or will have a direct or indirect material interest. The General Counsel shares his findings with the Corporate Governance and Nominating Committee and the Board of Directors regarding The NASDAQ Stock Market, Inc. and Securities and Exchange Commission independence requirements and any information regarding the director or director nominee that suggests that such individual is not independent. The Board of Directors discusses all relevant issues, including consideration of any transactions, relationships or arrangements required to be disclosed under Item 404(a) of Regulation S-K, prior to making a determination with respect to the independence of each director.

For example, one of our directors, Mr. Kagle, is a managing member of Benchmark Capital, one of our largest stockholders. A Benchmark Capital fund is an investor in Zillow.com, Inc. (or Zillow), and another Benchmark Capital managing member serves on the board of directors of Zillow. Zillow operates a website that provides residential real estate information to consumers. We advertise through Zillow on a regular basis pursuant to an agreement negotiated on an arm’s-length basis. After due inquiry, our Board of Directors has not found any conflict of interest regarding this relationship due to the nature of the respective businesses of ZipRealty and Zillow, nor any basis to find Mr. Kagle not independent. Also, given the nature of the relationship among Mr. Kagle, Benchmark Capital and Zillow, our Board of Directors has not found any direct or indirect material interest by Mr. Kagle in our transactions with Zillow. In addition, Mr. Wood, our Chairman of the Board, is a managing director of Draper Fisher Jurvetson, which has a fund that is an investor in Redfin Corporation (or Redfin), an on-line real estate company. Redfin is a competitor of ours. After due inquiry, our Board of Directors has not found any conflict of interest regarding this relationship, nor any basis to find that Mr. Wood is not independent. Further, both Mr. Kagle and Mr. Wood are affiliated with funds that beneficially own approximately 21% and 11%, respectively, of the Company’s stock; see “Security Ownership by our Directors, Officers and Principal Stockholders” beginning on page 15 of this proxy statement. After due inquiry, our Board of Directors has not found any conflict of interest regarding these affiliations, nor any basis to find that either Mr. Kagle or Mr. Wood is not independent because of his respective affiliations.

Based on the review described above, our Board of Directors has affirmatively determined that:

•

Joseph Patrick Lashinsky is not independent under The NASDAQ Stock Market, Inc. independent director standards by virtue of his current position as Chief Executive Officer and President of the Company.

•

The remaining directors of the Company, who represent a majority of the Board of Directors, are independent under The NASDAQ Stock Market, Inc. independent director standards. These persons are Elisabeth H. DeMarse, Robert C. Kagle, Stanley M. Koonce, Jr., Gary A. Wetsel and Donald F. Wood.

•

All members of the Audit, Compensation and Corporate Governance and Nominating Committees are independent under The NASDAQ Stock Market, Inc. independent director standards and, in the case of the Audit Committee, the Securities and Exchange Commission standard.

Other than as described above, in 2008, there were no transactions, relationships or arrangements not disclosed as related person transactions that were evaluated by our Board of Directors in determining that the applicable independence standards were met by each of our directors.

Director attendance at meetings

Board and committee meetings. Our Board of Directors met seven times in 2008. No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings held by the Board of Directors in 2008 while he or she served on the Board of Directors and (ii) the total number of meetings held by all committees on which he or she served in 2008 while he or she served on those committees.

Annual meeting of stockholders. We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders, but all directors are strongly encouraged to make every effort to attend each annual meeting of stockholders. To this end, we make every effort to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors, taking into account the directors’ schedules. Accordingly, we have scheduled our 2009 annual meeting of the Board of Directors immediately to follow our 2009 annual meeting of stockholders on the same date and in the same location. Our annual meeting of stockholders for fiscal year 2008 was attended by all directors then in office.

Executive sessions. The policy of the Board of Directors is to have regularly scheduled executive sessions of independent directors. Such meetings generally occur on a quarterly basis. During each such session, an independent director chairs the executive session and bears such further responsibilities that the independent directors as a whole might designate from time to time.

Contacting our directors

Any stockholder who desires to contact any members of our Board of Directors can write to the following address: Board of Directors, c/o Secretary, ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608. Communications received in writing will be collected, organized and processed by our Secretary, who will distribute the communications to the members of the Board of Directors as deemed appropriate depending on the facts and circumstances outlined in the communication received. Where the nature of a communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or an independent director, or the Company’s management or independent advisors, as the Secretary considers appropriate. It is our Secretary’s practice to inform our Board of Directors of all communications on a regular basis, which typically occurs at each quarterly, regularly scheduled meeting of the Board of Directors.

Director compensation

Cash awards. Each of our non-employee directors receives an annual retainer of $18,000. The non-employee directors serving as the chairs of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee receive additional annual retainers of $25,000, $5,000 and $5,000, respectively. The non-employee directors serving as members but not as chairs of those committees receive an additional annual retainer of $5,000, $2,500 and $2,500, respectively, for each such committee membership. We pay these retainers on a quarterly basis. We also reimburse our non-employee directors for their reasonable expenses incurred in connection with attending meetings of the Board of Directors and its committees. Directors who are our employees receive no separate compensation for services rendered as directors.

Option awards. Each non-employee director who joins our Board of Directors receives a nondiscretionary, automatic grant of an option to purchase 16,666 shares of our common stock upon joining our Board of Directors, which vests over three years in equal annual installments. In addition, on the date of each annual meeting of stockholders, each non-employee director receives an annual nondiscretionary, automatic grant of an option to purchase 6,666 shares of our common stock, pursuant to our 2004 Equity Incentive Plan, which vests in full on the earlier of (i) the first anniversary of the date of grant and (ii) our next annual meeting of stockholders at which directors are elected. Vesting for both types of awards is subject to the non-employee director’s continued service to the Company through the relevant vesting date. In addition, on August 9, 2006, in connection with his assumption of the position of Chairman of the Board, Mr. Wood was granted an option entitling him to purchase 50,000 shares of our common stock at an exercise price of $5.97 per share. Although options granted to our directors normally do not contain provisions for acceleration of vesting or any other benefits upon a change of control, this option provided that its vesting would accelerate and the option would become fully vested and exercisable upon a “change in control” as defined in our 2004 Equity Incentive Plan. This option vested in full on August 9, 2008.

Fiscal year 2008 awards. In May 2008, in connection with our 2008 annual meeting of stockholders, each continuing non-employee director then serving on our Board of Directors received an automatic grant of an option to purchase 6,666 shares of our common stock at an exercise price of $4.97 per share, subject to the continuing director grant vesting schedule noted above. Mr. Lashinsky received cash and equity compensation during 2008 in consideration of his service as an executive officer of the Company; see “Summary compensation table” beginning on page 29 of this proxy statement. Mr. Lashinsky did not receive any cash or equity compensation during 2008 for his service on our Board of Directors. Other than these option awards, as well as the cash awards paid in accordance with the policy described above, no option grants, retainers or attendance fees were made or paid to any of our directors during fiscal year 2008.

The following table provides information related to the compensation of our non-employee directors in 2008:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Elisabeth H. DeMarse	25,500	34,930	60,430
Robert C. Kagle	25,500	18,785	44,285
Stanley M. Koonce, Jr.	23,000	18,785	41,785
Richard F. Sommer(3)	17,226	8,652	25,878
Gary A. Wetsel	45,500	30,925	76,425
Donald F. Wood	23,000	68,014	91,014

(1)	Consists of amounts paid under the Company’s Director Compensation Policy as follows: (i) $18,000 annual retainer for each non-employee director, paid on a quarterly basis, (ii) $25,000 annual retainer to the chair of the Audit Committee, and $5,000 annual retainers to chairs of the Compensation Committee and Corporate Governance and Nominating Committee, paid on a quarterly basis, and (iii) $5,000 annual retainer to each non-employee director serving as a non-chair member of the Audit Committee, and $2,500 to each non-employee director serving as a non-chair member of the Compensation Committee or Corporate Governance and Nominating Committee, paid on a quarterly basis. In the event a non-employee director assumes or vacates a position on our Board of Directors or one of its committees during a quarter, he or she is entitled to a prorated portion of the cash retainer for such position for that quarter based on the percentage of days in that quarter during which he or she served in that position. A copy of the Company’s Director Compensation Policy can be found on our website at www.ziprealty.com under “Investor Relations—Corporate Governance—Governance Documents.” The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

(2)	The amounts in this column reflect amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), without taking into consideration a forfeiture assumption, as required by the Securities and Exchange Commission for disclosure purposes in this director compensation table. The information regarding the valuation assumptions used is included in footnote 7 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009. The non-employee directors held options to purchase the following number of shares of common stock as of December 31, 2008: Elisabeth DeMarse—36,664 shares; Robert Kagle—26,664 shares; Stanley Koonce—43,330 shares; Gary Wetsel—23,332 shares; and Donald Wood—76,664 shares. The FAS 123(R) grant date fair value was $14,099 for each of the options to purchase 6,666 shares of our common stock, at an exercise price of $4.97 per share, granted to our non-employee directors on May 21, 2008.

(3)	Mr. Sommer departed from the Board of Directors in December 2008.

PROPOSAL 2—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

You are being asked to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

Our Audit Committee has selected PwC as our independent registered public accounting firm for fiscal year 2009. PwC has served as our independent registered public accounting firm since our inception in 1999. Representatives of PwC are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from you.

The following table sets forth the approximate fees for services rendered by PwC with respect to fiscal years 2007 and 2008:

	Fiscal Year 2007	Fiscal Year 2008
Audit Fees(1)	$683,309	$847,515
Audit-related Fees(2)	—	—
Tax Fees(3)	64,601	55,176
All Other Fees(4)	861	1,339

Total Fees	$748,771	$904,030

(1)	Audit Fees include fees associated with the annual audit of ZipRealty’s consolidated financial statements on the Company’s Annual Reports on Form 10-K and review of consolidated financial statements included on the Company’s Quarterly Reports on Form 10-Q, fees for the audit of ZipRealty’s internal control over financial reporting related to compliance with the Sarbanes-Oxley Act of 2002, and fees for services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related Fees principally include consultation services on financial reporting and internal control matters.

(3)	Tax Fees include tax compliance, tax advice and tax planning.

(4)	All Other Fees relate to an annual subscription to PwC’s online library of authoritative financial reporting and assurance literature.

Since June 2004, our Audit Committee has been responsible under its charter for pre-approving (or designating a member to pre-approve) audit and non-audit services provided to us by PwC (or subsequently approving non-audit services when subsequent approval is necessary and permissible). From that time through the end of fiscal year 2008, the Audit Committee pre-approved all audit and non-audit services provided to us by PwC, including all fees described in the table above, and no PwC non-audit services have been subsequently approved pursuant to 17 CFR 210.2-01(c)(7)(i)(C). The Audit Committee has delegated to its chair the ability to pre-approve miscellaneous services to be provided by PwC in an aggregate amount not to exceed $10,000 as long as the chair presents such pre-approval to the full committee for ratification at its next meeting.

As long as a quorum is present, the proposal will be approved if it receives the affirmative “FOR” vote of a majority of the shares present and entitled to vote on the proposal. The persons named in the enclosed proxy intend to vote the shares represented by those proxies in favor of this proposal.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

TRANSACTION OF OTHER BUSINESS

We know of no other proposals to be presented at the meeting. If any other proposal is presented properly, the shares represented by the proxies we receive will be voted according to the instructions of the persons named in the proxies. It is the intention of the persons named in the form of proxy to vote the shares that those proxies represent as the Board of Directors recommends.

SECURITY OWNERSHIP BY OUR DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock at March 23, 2009, for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer (as identified our “Summary compensation table” beginning on page 29 of this proxy statement);

•	each of our directors; and

•	all of our executive officers and directors as of March 23, 2009 as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculations of the percentages of beneficial ownership on 20,390,915 shares of common stock outstanding on March 23, 2009, the record date for our 2009 annual meeting of stockholders.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 23, 2009. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
More than 5% stockholders:
Benchmark Capital Partners IV, L.P.(1)	4,208,386	20.6%
Passport Management, LLC(2)	2,519,550	12.4%
Vanguard VI Venture Partners, L.L.C.(3)	2,190,028	10.7%
Steadfast Capital Management LP(4)	1,946,320	9.5%
Juan F. Mini(5)	1,415,760	6.9%

Directors and named executive officers:
Joseph Patrick Lashinsky(6)	673,664	3.2%
Charles C. Baker(7)	105,000	*
David A. Rector(8)	234,388	1.1%
William C. Sinclair(9)	241,312	1.2%
Genevieve C. Combes(10)	152,077	*
Robert J. Yakominich(11)	83,124	*
Elisabeth H. DeMarse(12)	36,664	*
Robert C. Kagle(13)	4,235,050	20.7%
Stanley M. Koonce, Jr.(14)	55,330	*
Gary A. Wetsel(15)	29,721	*
Donald F. Wood(16)	2,286,504	11.2%
All directors and executive officers as a group (13 people)(17)	8,170,709	37.6%

(1)	Includes 4,208,386 shares held by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., Benchmark Founders’ Fund IV-B, L.P., Benchmark Founders’ Fund IV-X, L.P. and individuals currently or formerly affiliated with these funds. Benchmark Capital Partners IV, L.P. disclaims beneficial ownership of those shares it holds as nominee, but for which it does not exercise voting or dispositive power. Mr. Kagle, who is one of our directors, is a managing member of Benchmark Capital Management Co. IV, L.L.C., which is the general partner of Benchmark Capital Partners IV, L.P. Each of the managing members of Benchmark Capital Management Co. IV, L.L.C., including Mr. Kagle, has disclaimed beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein. The address of these funds is c/o Benchmark Capital Partners, 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(2)	Based on information contained in a Form 13G/A filed February 13, 2009. The securities beneficially owned are held for the account of Passport Global Master Fund SPC Ltd, a British Virgin Islands company (the “Fund”). Passport Management, LLC, a Delaware limited liability company (“Passport Management”), is the investment manager to the Fund. Passport Capital, LLC, a Delaware limited liability company (“Passport Capital”), is the sole managing member of Passport Management. John Burbank, a natural person (“Burbank”), is the sole managing member of Passport Capital. As a result, each of Passport Management, Passport Capital and Mr. Burbank may be considered to indirectly beneficially own the securities directly beneficially owned by the Fund. The address of these entities and Mr. Burbank is c/o Passport Management, 30 Hotaling Place, Suite 300, San Francisco, CA 94111.

(3)	Includes 2,032,261 shares held by Vanguard VI, L.P., 84,047 shares held by Vanguard VI Affiliates Fund, L.P. and 73,720 shares held by Vanguard VI Annex Fund, L.P. Vanguard VI Venture Partners, L.L.C. (“VVP”), which is the general partner of these funds, as well as its managing members, Jack M. Gill, Robert D. Ulrich and Donald F. Wood, may be deemed to have beneficial ownership of the shares held by these funds. Each of VVP, Mr. Gill, Mr. Ulrich and Mr. Wood, who is one of our directors, has disclaimed beneficial ownership of the shares held by these funds except to the extent of its pecuniary interest therein. The address of these funds is c/o Vanguard Ventures, 560 S. Winchester Blvd., Suite 500, San Jose, CA 95128.

(4)	Based on information contained in a Schedule 13G/A filed February 13, 2009. Includes 257,384 shares held by Steadfast Capital, L.P., 535,043 shares held by American Steadfast, L.P., and 1,153,893 shares held by Steadfast International Ltd., a Cayman Islands exempted company. Robert S. Pitts, Jr. (beneficial owner of 1,946,320 shares) is the managing member of (a) Steadfast GP LLC, which is the general partner of Steadfast Capital Management LP (beneficial owner of shares held by American Steadfast, L.P. and Steadfast International Ltd.), and (b) Steadfast GP Holdings LLC, which is the general partner of Steadfast Advisors LP (beneficial owner of shares held by Steadfast Capital, L.P.). Each of these entities, except as noted previously, are Delaware entities. The address for these entities and Mr. Pitts is 767 Fifth Avenue, New York, NY 10153.

(5)	Includes 571,561 shares held by Mr. Mini individually and 844,199 shares held by Iverson Financial Corp. Mr. Mini is a director of Iverson Financial Corp., which is controlled by members of his family, and his address is 881 Ocean Drive, Apt. 26-H, Key Biscayne, FL 33149.

(6)

Includes 65,646 shares held without restriction, 140,625 shares of restricted stock that vest as to 28,125 shares each June 4 and December 4 until fully vested, subject to Mr. Lashinsky’s continued employment with the Company, 25,000 shares of restricted stock that vest as  1/2 of these shares on each of August 12, 2009 and February 12, 2010, subject to Mr. Lashinsky’s continued employment with the Company, and 442,393 shares issuable upon exercise of options that are exercisable within 60 days of March 23, 2009.

(7)	Includes 80,000 shares held without restriction and 25,000 shares of restricted stock that vest as to 6,250 shares each June 4 and December 4 until fully vested, subject to Mr. Baker’s continued employment with the Company.

(8)

Includes 119 shares held without restriction, 6,500 shares of restricted stock that vest as  1/2 of these shares on each of August 12, 2009 and February 12, 2010, subject to Mr. Rector’s continued employment with the Company, and 227,769 shares issuable upon exercise of options that are exercisable within 60 days of March 23, 2009.

(9)

Includes 10,902 shares held without restriction, 15,000 shares of restricted stock that vest as  1/2 of these shares on each of August 12, 2009 and February 12, 2010, subject to Mr. Sinclair’s continued employment with the Company, and 215,410 shares issuable upon exercise of options that are exercisable within 60 days of March 23, 2009.

(10)

Includes 15,000 shares of restricted stock that vest as  1/2 of these shares on each of August 12, 2009 and February 12, 2010, subject to Ms. Combes’s continued employment with the Company, and 137,077 shares issuable upon exercise of options that are exercisable within 60 days of March 23, 2009.

(11)

Includes 15,000 shares of restricted stock that vest as  1/2 of these shares on each of August 12, 2009 and February 12, 2010, subject to Mr. Yakominich’s continued employment with the Company, and 68,124 shares issuable upon exercise of options that are exercisable within 60 days of March 23, 2009.

(12)	Includes 36,664 shares issuable upon exercise of options that are exercisable within 60 days of March 23, 2009.

(13)	Includes 26,664 shares issuable upon exercise of options held by Mr. Kagle that are exercisable within 60 days of March 23, 2009. Also includes shares described in footnote (1) above, subject to the disclaimer noted therein, which include, among other shares, 26,433 shares beneficially owned by Mr. Kagle and his family trusts for which Mr. Kagle may be deemed to have sole voting and dispositive power.

(14)	Includes 43,330 shares issuable upon exercise of options that are exercisable within 60 days of March 23, 2009.

(15)	Includes 12,221 shares issuable upon exercise of options that are exercisable within 60 days of March 23, 2009.

(16)	Includes 19,812 shares held by Mr. Wood individually and 76,664 shares issuable upon exercise of options held by Mr. Wood that are exercisable within 60 days of March 23, 2009. Also includes shares described in footnote (3) above.

(17)	Includes those shares of restricted stock (totaling 242,125 shares) and those shares subject to options exercisable within 60 days of March 23, 2009 (1,286,316 shares) that are noted in the above footnotes. Also includes 8,500 shares of restricted stock that vest as to one-half of these shares on each of August 12, 2009 and February 12, 2010, subject to the relevant executive’s continued employment with the Company, and 29,375 shares issuable upon exercise of options that are exercisable within 60 days of March 23, 2009.

Rule 10b5-1 trading plans

Our Insider Trading Compliance Program allows directors, officers and other employees covered under the program to establish, under limited circumstances contemplated by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, written programs that permit automatic trading of our stock or trading of our stock by an independent person (such as an investment bank) who is not aware of material inside information at the time of the trade. As of the filing date of this report, one of our executive officers has adopted a Rule 10b5-1 trading plan under which a total of 35,000 shares may be sold in the future. These sales will be made at various dates and prices but in no event at a price of less than $8.00 per share, subject to the terms of the plan. We believe that additional directors, officers and employees have established or may establish such programs.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and any person who owns more than ten percent (10%) of our shares of common stock to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and with us. Based on our review of copies of forms and written representations, we believe that all of our officers, directors and greater than ten percent (10%) stockholders complied on a timely basis with the filing requirements applicable to them for the year ended December 31, 2008, except as follows: On February 13, 2009, Vanguard VI Venture Partners, L.L.C. filed a Form 3 (to report that its beneficial ownership exceeded 10% when we repurchased 3,486,300 shares of our common stock in April 2008) and a Form 4 (to report warrant exercises, subsequent to that repurchase, on June 16, 2008).

SIGNIFICANT RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS, OFFICERS OR

PRINCIPAL STOCKHOLDERS

We describe below transactions and series of similar transactions, since January 1, 2008, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, director nominee, executive officer, or holder of more than 5% of our common stock, or any member of his or her immediate family, had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

Investors’ rights agreement

Prior to January 1, 2004, we entered into an agreement with purchasers of our preferred stock, which converted into shares of common stock in connection with our initial public offering, and holders of warrants to purchase our capital stock that provides for certain rights relating to the registration of their shares of common stock issued upon conversion of their preferred stock or issuable upon exercise of their warrants. These rights will terminate five years following the November 2004 completion of our initial public offering, or for any particular holder with registration rights, at such time following our initial public offering when all securities held by that stockholder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, during any 90-day period. All holders of common stock issued upon conversion of preferred stock are parties to this agreement, including the following directors, executive officers and current holders of 5% of our capital stock: Benchmark Capital Partners IV, L.P.; the Vanguard VI funds; Joseph Patrick Lashinsky; William C. Sinclair; David A. Rector; and Donald F. Wood.

Indemnification agreements with officers and directors

Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with our directors and with our officers with a title of Vice President or higher, and we intend to do so with respect to such officers and directors in the future. The Company’s charter documents also protect each of its directors, to the fullest extent permitted by the Delaware General Corporation Law, from personal liability to the Company and its stockholders from monetary damages for a breach of fiduciary duty as a director.

Stock purchase from Pyramid Technology Ventures I, L.P.

In April 2008, the Company entered into a Securities Purchase Agreement with Pyramid Technology Ventures I, L.P. (“Pyramid”). Pursuant to the terms of the agreement, the Company purchased all 3,486,300 shares of common stock of the Company then held by Pyramid. The shares were purchased in a privately negotiated transaction for a purchase price of $5.00 per share for a total purchase price of approximately $17.4 million. The agreement included a standstill provision pursuant to which Pyramid agreed, among other things, that for a period of one year following the closing under the agreement, Pyramid would not, without the prior written consent of the Company or our Board of Directors: (i) acquire, or offer or agree to acquire, directly or indirectly, any voting securities or assets of the Company, (ii) make or participate in, directly or indirectly, any solicitation of proxies or otherwise seek to influence the voting of any of the Company’s securities, (iii) make any public announcement with respect to, or submit a proposal for or offer of, any extraordinary transaction involving the Company, or (iv) otherwise act or seek to control or influence the management, Board of Directors or policies of the Company. Marc L. Cellier was a managing member of the general partner of Pyramid. Mr. Cellier, formerly a member of our Board of Directors, resigned from this position in October 2007. Mr. Cellier disclaimed beneficial ownership of the shares held by Pyramid except to the extent of his pecuniary interest therein. A copy of the Securities Purchase Agreement is filed as an exhibit to our most recent Annual Report on Form 10-K filed on March 13, 2009.

Stock purchase by Charles C. Baker

In November 2008, in order to induce Mr. Charles C. (Lanny) Baker to accept the position of Executive Vice President and Chief Financial Officer, the Company agreed to recommend that the Company’s Board of Directors or Compensation Committee, as the case may be, approve a Stock Purchase Agreement for Mr. Baker to purchase from the Company up to 100,000 shares of the Company’s common stock at fair market value. On December 11, 2008, the Compensation Committee approved that agreement, and Mr. Baker purchased 80,000 shares of the Company’s common stock held in treasury at a price of $2.56 per share, which was the closing price of the Company’s common stock on that date. A copy of the Stock Purchase Agreement is filed as an exhibit to our most recent Annual Report on Form 10-K filed on March 13, 2009.

Review of related party transactions

Pursuant to our Code of Business Conduct and Ethics and our Corporate Governance and Nominating Committee Charter, our Board of Directors and our Corporate Governance and Nominating Committee must review and approve any transaction in which the Company is a participant and in which any director, director nominee, executive officer or holder of 5% or more of the Company’s common stock has or will have a direct or indirect material interest, including by virtue of immediate family members. Since January 1, 2008, the Company has not been a participant in any transaction with a related person other than the agreements and relationships described above, or as may be described in the “Summary compensation table” beginning on page 29 of this proxy statement.

COMPENSATION AND OTHER INFORMATION CONCERNING OFFICERS

Compensation discussion and analysis

The Compensation Committee is currently composed of two independent members of the Board. The Committee’s responsibilities include reviewing the performance of our management in achieving the Company’s corporate and financial objectives and overseeing that our management is compensated fairly and consistently with our compensation philosophy. Toward those ends, the Committee, with input from our Chief Executive Officer and surveys prepared by outside compensation consultants as discussed in more detail below, oversees our compensation, equity and employee benefit plans and programs.

Compensation philosophy and objectives

Our basic philosophy is to attract, retain, and motivate highly skilled management whose interests are closely aligned to the interests of the Company’s stockholders. This philosophy is implemented through compensation practices for named executive officers that that are designed (i) to attract and retain superior management, (ii) to align executive compensation programs with overarching key organizational goals including growth, profitability and productivity, (iii) to reward sustained long-term performance though equity incentive plans, and (iv) to provide competitive cash compensation for recruitment and retention purposes. Performance and compensation metrics are designed to grow the Company’s revenue and profitability and, thereby, in the long term, increase stockholder value.

The Company uses three basic compensation components for named executive officers: (i) base salaries, (ii) long-term equity compensation, and (iii) annual incentive plans that may include both cash and equity features. Base salaries are designed to target just below the market median, although individual performance is considered in determining the size of any annual or other increase. Long-term equity compensation is designed to be over-weighted relative to cash compensation, and is intended to incentivize and reward future individual achievement. Annual incentive plans, which may include cash and equity components, are designed to provide moderate upside rewards for the Company’s achievement of key annual corporate goals, such as growth and profitability, and to promote retention. These three compensation components, taken together, are targeted to approximate the market median. The components are weighted with the intention that named executive officers will have substantial portions of their compensation at risk for annual and long-term performance, with the largest portion at risk for the most senior executive officers.

Compensation for executives also includes compensation available to most other employees, including a 401(k) plan, health and welfare insurance, and life insurance. Some of these benefits are based on an individual’s level of annual cash compensation. We also periodically consult with an executive compensation consultant, and we consider the compensation levels of peer companies as discussed below.

Compensation consultant

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. In late 2006, the Committee engaged Compensia to evaluate a peer group and assist the Company with consideration and analysis of potential employee incentive programs for fiscal year 2007. The Committee determined the nature and scope of Compensia’s engagement, which included the following: (i) participating in information-gathering and fact-finding at the Company; (ii) assessing, both qualitatively and quantitatively, relevant data regarding compensation levels and performance at other companies used for benchmarking purposes and where the Company stands in relation to those comparator companies; and (iii) participating in designing, modifying, and implementing compensation programs. In addition to assisting with the development of compensation guidelines, Compensia assisted management in developing recommendations concerning individual pay levels and designing a mix of compensation programs for fiscal year 2007.

In 2007, the Compensation Committee reviewed executive compensation relative to executive compensation surveys prepared or obtained by Compensia. These surveys include compensation levels and practices for persons holding comparable positions at certain companies listed below, which the Committee and Compensia had identified as peer companies:

Peer Companies

Audible, Inc.

Autobytel, Inc.

Bankrate, Inc.

CoStar Group, Inc.

Housevalues, Inc.

LookSmart, Ltd.

LoopNet, Inc.

Move, Inc.

Scientific Learning Corporation

Shutterfly, Inc.

Sonic Solutions

Spark Networks, Inc.

Stamps.com Inc.

The Knot Inc.

Travelzoo Inc.

Such peer companies were selected based on a number of factors, including financial stature, geographic area and/or involvement in the technology (particularly Internet) or real estate industries, and the availability of their compensation information. Certain companies were included in the peer group because we compete for executive talent with those companies. We believe using a comparative company group is an appropriate method to understand the executive talent market in which we must compete to obtain and recruit top-quality talent. Since completion of the 2007 study, some of the companies identified above have been acquired and/or may not be identified as appropriate peer companies in future compensation studies.

In determining 2008 compensation, the Compensation Committee did not re-engage a consultant in light of several key factors, including the recent and comprehensive study conducted in 2007 and changes in executive management. In determining 2009 compensation, the Compensation Committee also did not re-engage a compensation consultant due to these same key factors, as well as the decision to freeze executive salaries based on current macroeconomic conditions.

Principal elements of compensation

Base salaries. Base salaries for our named executive officers are established based on the underlying scope of their respective responsibilities, taking into account such factors as base salaries paid by comparable companies for similar positions and macroeconomic conditions. Although the Compensation Committee analyzes these factors in determining annual base salary adjustments for our named executive officers, our Chief Executive Officer (“CEO”) plays an active role in the Committee’s determination of named executive officer compensation by providing significant input to the Committee on our named executive officers. Our CEO, as the manager of the executive team, assesses each executive’s individual performance throughout the year, and he recommends to the Committee any merit-based increase in salary for each member of the executive team other than himself. The Committee meets with the CEO to evaluate, discuss, modify, or approve these recommendations. With respect to the CEO’s annual salary adjustment, the Committee conducts a similar performance evaluation, taking into account the CEO’s individual performance, the Company’s performance in light of macroeconomic conditions over the preceding year, the CEO’s individual contribution to that performance, and data from comparable companies, as well as input from an independent CEO consultant.

A more specific discussion of some of the factors the Committee applied in order to make its compensation decisions for our named executive officers’ base salaries in 2007 and thereafter is below.

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Salary decisions in 2007. In January 2007, in connection with Mr. Lashinsky’s promotion to President, and pursuant to the terms of his previous employment agreement approved by the Compensation Committee, a copy of which is filed as an exhibit to our most recent Annual Report on Form 10-K, Mr. Lashinsky’s annual base salary was confirmed at $300,000. In June 2007, in connection to his promotion to CEO and President, Mr. Lashinsky’s base salary was increased to $350,000 per year, as memorialized in the terms of his amended employment agreement approved by the Committee in September 2007, a copy of which is filed as an exhibit to our most recent Annual Report on Form 10-K. In March 2007, the Committee evaluated the base salaries of our other named executive officers then in office. Evaluations were conducted in consideration of the factors discussed above, including the assessment and recommendations of our CEO. Pursuant to that meeting, effective April 2007, those named executive officers received salary adjustments based principally on market increases in salaries, achievement of the Company’s corporate and financial goals, and, with respect to Ms. Combes and Mr. Rector, changes in job duties and responsibilities. Specifically: (i) the annual base salary for Mr. Sinclair was increased from $210,000 to $226,800; (ii) the annual base salary for Ms. Combes, who was promoted to Senior Vice President, Planning and Operations in December 2006, was increased from $175,000 to $195,000; and (iii) the annual base salary for Mr. Rector, who was promoted to Interim CFO in January 2007, was increased from $200,000 to $208,000 while the Board of Directors considered Mr. Rector for an additional promotion. In May 2007, the Board of Directors promoted Mr. Rector to the position of Chief Financial Officer and, at that time, unanimously approved an increase in Mr. Rector’s annual base salary to $265,000, effective April 16, 2007. In August 2007, in connection with his hiring as Senior Vice President, Sales, Mr. Yakominich’s annual base salary was set at $225,000. Mr. Yakominich’s hiring was ratified by the Board of Directors in September 2007.

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Salary decisions in 2008. In April 2008, the Committee completed its annual evaluation of Mr. Lashinsky’s performance. The Committee declined to increase Mr. Lashinsky’s base salary because he had been serving in the role of CEO and President for less than one year, which the Committee determined was an insufficient period of time to form the basis for a review or modification of his compensation. In April 2008, the Committee also evaluated the base salaries for all of our other named executive officers then in office. Evaluations were conducted in consideration of the factors discussed above, including the recommendations of our CEO. Pursuant to that meeting, effective April 2008, those named executive officers received the following annual base salary adjustments: (i) the annual base salary for Mr. Sinclair was increased to $235,040, in consideration of his efforts in the launching of ten new markets and the improvement in the Company’s transaction closing yield measured on a year-over-year basis; (ii) the annual base salary for Ms. Combes was increased to $210,600, in consideration of her efforts in the development of a new agent compensation test plan and the preparation of the Company’s short and long term budget and financial models; (iii) the annual base salary for Mr. Rector remained flat, given market comparables for his position; and (iv) the annual base salary for Mr. Yakominich was increased to $231,750, in consideration of his efforts in the market share gains in all of the Company’s existing markets measured on a year-over-year basis, as well as the improvement in agent hiring and retention practices. In December 2008, in connection with his hiring as Executive Vice President and Chief Financial Officer, and pursuant to the terms of his employment agreement approved by the Committee, a copy of which is filed as an exhibit to our most recent Annual Report on Form 10-K, Mr. Baker’s annual base salary was set at $300,000.

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Salary decisions to date in 2009. As of the date of this Proxy Statement, the Committee, with the support of our CEO, has declined to approve any base salary increases for our named executive officers due to the decline in the residential real estate market, as well as the national economic downturn.

Annual incentive compensation. Annual incentives for our named executive officers are paid pursuant to the Company’s Management Incentive Plans that are approved by the Compensation Committee (or recommended by the Committee for approval by the Board of Directors) on an annual basis. The plans are designed to reward contribution by the Company’s management to the achievement of the Company’s key corporate performance goals, such as market growth and profitability, as well as other strategic objectives, in each case which we believe should increase stockholder value. The plans are also intended to promote retention. Annually, the Compensation Committee approves the corporate performance goals and objectives for the upcoming year. When developing performance targets, the Committee considers input from our CEO, Chief Financial Officer, and Vice President of Human Resources, as well as the Company’s past performance, general macroeconomic conditions and compensation data from our peer group. The performance metrics are clearly communicated, measurable and consistently applied. After the end of the year, the Committee approves payment of the earned awards based on achievement against those approved goals and objectives. Generally, cash incentive awards are paid as a percentage of base salary. In some instances, as discussed below, these percentages have been set forth in employment agreements between the executive and the Company. The Committee has the discretion to prorate incentive payments to the extent a person becomes eligible to participate in the plan after the beginning of the fiscal year. The Committee also has the discretion to adjust the final payment to any individual based on the Committee’s evaluation of factors relevant to such individual’s performance and contribution to the Company, such as particularly outstanding or sub-standard performance. However, for the 2007 and 2008 plans set forth below, the Committee has not exercised such performance-based discretion and has not adjusted an executive’s final payment based solely on such individual’s performance. The annual combined cash and equity components of the annual incentive are structured with the intention that, in the event that 100% of the goals and objectives are achieved, total combined compensation will approximate market median practices of our peer group described above.

A more specific discussion of some of the factors the Committee applied in order to make its compensation decisions for our named executive officers’ annual incentive compensation for 2007 and thereafter is below.

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2007 Management Incentive Plan. In March 2007, the Compensation Committee approved a Management Incentive Plan for fiscal year 2007, a copy of which is filed as an exhibit to our most recent Annual Report on Form 10-K, for all employees holding the position of Vice President or higher (other than Vice Presidents overseeing sales, who were covered under a separate incentive arrangement) and all headquarters-based full-time “exempt” (pursuant to federal and state wage and hour laws) employees who remained employed by the Company through December 31, 2007. Proposed payments under the plan were subject to the Company’s achievement of minimum revenue and earnings threshold targets for fiscal year 2007. Proposed payments under the plan for the Company’s achievement of those targets were 100% of base salary for the CEO, 40% of base salary for the President, and 30% of base salary for others with a title of Vice President or higher. Because the plan called for different potential payments for the Company’s CEO and its President, and because Mr. Lashinsky held one or both positions at different times during 2007, Mr. Lashinsky’s amended employment agreement, described above, specified that his target annual cash bonus would be up to 80% of his base salary. Proposed payments under the plan for the Company’s achievement of sub-target thresholds were half those percentages and for the Company’s achievement of above-target thresholds were twice those percentages.

The Compensation Committee set sub-target, target and above-target thresholds that, at that time, it believed ranged from “likely” to “remote” with respect to the Company’s likelihood of achieving such thresholds based on historical Company performance and the then-current market conditions. The Committee reserved discretion under the plan to modify the thresholds based on a reassessment of the assumptions made when setting the thresholds and changes in macroeconomic conditions, and did exercise such discretion in 2007.

The extent of the continued softening in the residential real estate market during the months in 2007 following the adoption of the plan made the thresholds under the plan unachievable, yet the Committee believed the Company outperformed its competition and significantly increased its market share in most of its markets during that period. To acknowledge that accomplishment, promote retention, and motivate the achievement of performance goals for the remainder of 2007, the Committee and management discussed, and the Committee exercised its discretion to approve, revising the target and sub-target revenue and earnings thresholds under the plan to re-set them at levels that aligned with the Company’s revised guidance announced during the fourth quarter of 2007. Although the Company ultimately missed its revenue target, it surpassed the revised sub-target performance goals of $99.75 million in revenue and pro forma losses of under $9 million by achieving revenue of $102.5 million and pro forma losses of under $9 million. The Committee accordingly approved incentive payments at the sub-target payment levels under the revised plan and paid those amounts in January 2008 for the named executive officers then in office, without adjustment except in the case of Mr. Yakominich, whose bonus was prorated to reflect his employment with the Company for only a portion of 2007. The “Summary compensation table” beginning on page 29 of this proxy statement sets forth those payments for our named executive officers.

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2008 Management Incentive Plan. In March 2008, the Compensation Committee approved a Management Incentive Plan for fiscal year 2008, a copy of which is filed as an exhibit to our most recent Annual Report on Form 10-K. Eligible persons under the plan included all persons holding the position of Vice President or higher (other than certain Vice Presidents overseeing sales, who are covered under a separate incentive arrangement), as well as all headquarters-based full-time “exempt” (pursuant to federal and state wage and hour law) employees. Payments under the plan were subject to the Company’s achievement of minimum revenue and earnings thresholds for fiscal year 2008. Required minimum thresholds under the 2008 plan included maximum pro forma loss of $4.75 million and minimum revenue target of $112.5 million. The plan also provided for additional incentives based on the Company exceeding profitability and the Company’s agents meeting certain productivity targets.

The Committee set minimum-target, target and above-target thresholds that it believed, based on the Company’s historic performance and the then-current macroeconomic conditions, ranged from “reasonably likely” to “remote” with respect to the Company’s likelihood of achieving such thresholds. Proposed payments under the plan for achieving those thresholds are set forth in the “Grants of plan-based awards table” on page 31 of this proxy statement. The Committee also retained discretion to modify the thresholds as needed based on changes in market conditions. The incentive set forth in the plan, if earned, would have been paid semi-annually and would have been paid partially in restricted stock and partially in cash. Due to the continued decline of the residential real estate market, the Company exceeded the maximum pro forma loss threshold in the plan. In January 2009, the Committee determined that because the Company did not achieve this threshold set forth in the plan, no payments would be made pursuant to the plan.

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2009 Management Incentive Plan. In March 2009, the Compensation Committee recommended for approval by the Board of Directors, and the Board of Directors approved, a Management Incentive Plan for fiscal year 2009, a copy of which is filed as an exhibit to our most recent Annual Report on Form 10-K. Eligible persons under the plan include all persons holding the position of Vice President or higher (other than certain Vice Presidents overseeing sales, who are covered under a separate incentive arrangement). Payments under the plan are subject to the Company’s achievement of minimum revenue and earnings thresholds for fiscal year 2009. The plan also provides for additional incentives based on the Company exceeding profitability, the Company’s agents meeting certain productivity targets and the Company’s achievement of a target average customer service satisfaction rating. The Committee set minimum-target, target and above-target thresholds that it believed, based on the Company’s historic performance and macroeconomic conditions, ranged from “reasonably likely” to “remote” with respect to the Company’s likelihood of achieving such thresholds. The Committee also once again reserved discretion to modify the thresholds based on revision of the assumptions used to set them, including changes in macroeconomic conditions. The incentives set forth in the plan, if earned, are designed to be paid semi-annually and to be paid partially in restricted stock and partially in cash. Total opportunity under the plan for the achievement of both the mid-year target hurdles (representing 30% of opportunity) and full-year target hurdles (representing 70% of opportunity) is 100% of base salary for our CEO, 60% of base salary for our Chief Financial Officer, and 40% of base salary for the other named executive officers. Proposed payments under the plan for the Company’s achievement of minimum-target hurdles are 50% less (33% less for Mr. Baker), and for the Company’s achievement of above-target hurdles are 50% more (33% more for Mr. Baker), than for the achievement of target hurdles. Mr. Baker’s minimum-target, target and above-target payments as a percentage of base salary were set in accordance with the terms of his employment agreement referenced above. Incentive payments under the plan are subject to other terms and conditions, as set forth more fully in the copy of the Management Incentive Plan that is filed as an exhibit to our most recent Annual Report on Form 10-K.

Long-term equity compensation. Equity awards are the primary vehicle for providing our named executive officers with long-term upside award opportunities. The Company generally awards equity compensation in the instance of hire or promotion, and when appropriate in connection with annual performance reviews for named executive officers. The size of each new hire or promotion equity grant made to named executive officers is generally set at a level that the Committee deems appropriate to create a meaningful incentive and opportunity for stock ownership based upon the Company’s grant practices and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Committee’s discretion and adjustments may be made as the Committee deems reasonable to attract candidates in the competitive environment for highly qualified employees in which we operate. The size of the CEO’s annual equity grant is determined by the Committee based on its evaluation, with input from an independent CEO consultant, of the CEO’s performance in achieving the Company’s strategic goals in light of macroeconomic conditions. The annual equity grants for other named executive officers are determined by the Committee with significant input from our CEO by measuring individual performance against metrics such as expansion of job duties and contribution to Company and departmental strategic goals.

We do not have equity ownership guidelines for our named executive officers because their compensation is targeted to fall within a typical market range and is already performance-based and, in our view, high risk. In addition, we believe that ownership guidelines are not common in consumer-oriented technology companies, so ownership requirements would put us at a competitive disadvantage.

In making the grants outlined below, the Compensation Committee considered the total compensation package awarded to these named executives, the relative weight of the cash and equity components of compensation, the desire to align the interests of executives with stockholders by tying a significant portion of executive compensation to the annual and long-term performance of the Company, and the need to recognize increased responsibilities and individual performance and to promote retention of valued executives. Equity awards were granted and dated as of the date of the Committee meeting at which the awards were made. Except as otherwise noted below: (i) all equity awards were made under our 2004 Equity Incentive Plan, and (ii) option awards vest monthly over a four-year period, with an initial one-year “cliff” vesting of 25% of the award. With respect to grants of stock options, the exercise price equals the fair market value (the closing price on The NASDAQ Stock Market, Inc.) of the Company’s common stock on the date of grant. Options will therefore provide a return to the employee only if he or she remains in the Company’s service while the options vest, and then only if the market price of the Company’s common stock appreciates over the option term.

A more specific discussion of some of the factors the Committee applied in order to make its compensation decisions for our named executive officers’ options and other equity awards in 2007 and thereafter is below.

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Equity decisions in 2007. With respect to our named executive officers then in office, in January 2007, the Compensation Committee granted stock options to Mr. Lashinsky, Mr. Rector and Ms. Combes for 250,000 shares, 25,000 shares and 60,000 shares, respectively, in connection with their promotions. In March 2007, the Committee granted stock options to Mr. Sinclair, Ms. Combes, and Mr. Rector for 100,000 shares, 40,000 shares, and 175,000 shares, respectively, to incentivize management for future performance and to reward individual 2006 performance. In September 2007, the Committee granted a stock option to Mr. Yakominich for 130,000 shares. That grant was made as an inducement grant outside of our 2004 Equity Incentive Plan in connection with Mr. Yakominich’s hiring. Also in September 2007, in connection with his promotion to CEO, the Committee granted to Mr. Lashinsky (i) 225,000 shares of restricted common stock, which vest as to 28,125 shares each June 4 and December 4 until fully vested, provided Mr. Lashinsky remains employed by or in a service relationship with the Company, pursuant to a Restricted Stock Award Agreement, and (ii) a stock option to purchase 300,000 shares of common stock, subject to the terms of a Stock Option Award Agreement. Copies of these two agreements are filed as exhibits to our most recent Annual Report on Form 10-K.

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Equity decisions in 2008. With respect to our named executive officers then in office, in May 2008, the Compensation Committee approved stock option grants in the amount of 45,000 shares each to Mr. Sinclair, Ms. Combes, Mr. Rector and Mr. Yakominich, to incentivize management for future performance and to reward performance in 2007. In December 2008, in connection with his hiring, the Committee granted to Mr. Baker (i) a stock option to purchase 325,000 shares of common stock, subject to the terms of a Stock Option Award Agreement, and (ii) 25,000 shares of restricted common stock, with 6,250 of the shares to vest on June 4, 2009 and each six months thereafter until fully vested, provided Mr. Baker remains employed by or in a service relationship with the Company, pursuant to the terms of a Restricted Stock Award Agreement. Copies of these two agreements are filed as exhibits to our most recent Annual Report on Form 10-K. The Stock Option Award Agreement was executed outside of our 2004 Equity Incentive Plan as an inducement material to Mr. Baker’s decision to join the Company. Also in December 2008, the Committee approved a Stock Purchase Agreement with Mr. Baker; please see “Stock Purchase by Charles C. Baker” on page 19 of this proxy statement.

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Equity decisions to date in 2009. In February 2009, the Compensation Committee granted the following shares of restricted stock under our 2004 Equity Incentive Plan to our named executive officers: Mr. Lashinsky, 25,000 shares, Mr. Sinclair, 15,000 shares, Ms. Combes, 15,000 shares,

Mr. Rector, 6,500 shares, and Mr. Yakominich, 15,000 shares. These grants were based on each executive’s individual performance and contribution to the departmental and Company goals for 2008. Specifically, Mr. Lashinsky lead the Company’s achievement of reduced agent attrition, market share gains and successful (relative to market) financial performance in light of challenging macroeconomic conditions. Mr. Sinclair managed the Company’s closing rates to achieve better than market average for the year, oversaw recently launched markets with increased revenue measured year-over-year, and developed new strategic business relationships to supplement revenue growth. Ms. Combes oversaw development of the Company’s agent compensation test plan, effectively oversaw investor relations despite challenging market conditions, and implemented solutions resulting in cost reductions. Mr. Rector oversaw successful completion of testing under the Sarbanes-Oxley Act of 2002, and managed implementation of programs designed to streamline sales and operations processes. Finally, Mr. Yakominich lead the sales team to market gains in the majority of the Company’s markets, resulting in increased volumes of over 30% for the year and increased revenues despite the challenging market conditions. Each grant of restricted stock discussed above vests such that one-half of the grant shall be vested six months after the grant date and the remaining stock shall vest one year from the grant date. The form of these restricted stock award agreements is filed as an exhibit to our most recent Annual Report on Form 10-K.

Benefits. Company executives are entitled to participate in the Company’s benefit programs that are available to all Company employees, including Company-sponsored health (available after one full month of service), welfare and 401(k) (available after three full months of service) plans. In 2007 and 2008, the Company made matching 401(k) contributions to, and paid life insurance premiums on behalf of, our named executive officers then in office in the amounts shown in the “Summary compensation table” beginning on page 29 of this proxy statement.

Other bonuses and perquisites. The Company has paid bonuses and other perquisites to certain of its named executive officers for recruitment purposes and for recognition of services rendered. In connection with his joining the Company in 2007, the Company paid Mr. Yakominich a signing bonus of $10,000. Also in 2007, in recognition of his acting as Interim Chief Financial Officer from January to May 2007, the Company paid Mr. Rector a bonus of $25,000. In December 2008, pursuant to his employment agreement, the Company agreed to reimburse Mr. Baker up to $86,000 for expenses incurred in relation to his relocation to the San Francisco Bay Area, subject to certain repayment requirements if he is employed with the Company for less than one full year. Also pursuant to his employment agreement, the Company agreed to reimburse Mr. Baker’s reasonable relocation-related travel expenses for travel between San Francisco and Connecticut for a period of 90 days.

Post-termination protection and payments

The Compensation Committee believes that change of control agreements are important to protect the Company’s officers from any involuntary termination associated with a change of control, and that the acceleration of vesting provided in such agreements is reasonable when compared with similar arrangements adopted by other companies in the consumer oriented technology industry. These change of control agreements promote uniformity of results among the officers based on their positions at the Company. In addition, the Committee believes that the events triggering payment, both a change of control and an involuntary termination or constructive termination, are fair hurdles for the ensuing rewards.

Standard Change of Control Agreements. In June 2004, our Board of Directors authorized a form of Change of Control Agreement for each of our current and future officers of a level of Vice President and above. The Change of Control Agreement provides that in the event the employee is terminated without cause, or is constructively terminated, within 12 months of a change of control of the Company (including a merger or sale of assets), 50% of all unvested stock rights as of such date shall become fully vested on the termination date. For this purpose, “stock rights” means all options or rights to acquire shares of our common stock, stock appreciation rights, performance units and performance shares, and includes all options issued from our 1999 Stock Plan and 2004 Equity Incentive Plan. We intend for each of our current and future officers of a level of Vice President and above to enter into the Change of Control Agreement with these terms.

Employment Agreements. Terms of employment contracts and other agreements entered into between the Company and our named executive officers may also provide for post-termination protection, whether in connection with a change of control or as a result of termination of employment under other circumstances, as follows:

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Pursuant to Mr. Lashinsky’s amended employment agreement referenced above, he is entitled to severance benefits in the form of continued payment of his base salary for six months in the event his employment is terminated by him for “good reason” or by the Company without “cause” (each, as defined in the amended employment agreement). Had Mr. Lashinsky been terminated on December 31 of either 2007 or 2008, he would have been entitled to receive six months severance equal to $175,000. Similar provisions to those discussed above were contained in Mr. Lashinsky’s previous employment agreement, also referenced above.

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Pursuant to Mr. Baker’s employment agreement referenced above, in the event of a Termination Following A Change Of Control (as defined in the Change of Control Agreement) that occurs within the first 12 months of his employment with the Company, 25% (as opposed to 50% provided under the Change of Control Agreement) of all unvested stock rights shall become fully vested on the date of such termination. After Mr. Baker’s first 12 months of employment, vesting shall be governed by the terms of the standard Change of Control Agreement described above.

CEO compensation

Mr. Lashinsky’s 2007 compensation for his role as CEO consisted of base salary, annual bonus, restricted stock and stock options. The Compensation Committee determined Mr. Lashinsky’s compensation using methods consistent with those used for other senior executives, and it sought to provide him with a competitive total compensation package. The Committee relied upon the results it had obtained during its 2007 compensation review in establishing Mr. Lashinsky’s base salary as CEO. Pursuant to the terms of Mr. Lashinsky’s amended employment agreement, effective June 4, 2007, Mr. Lashinsky has been paid, and is currently being paid, an annual base salary of $350,000. As described above under “Annual incentive compensation,” pursuant to the terms of his amended employment agreement as well as our Management Incentive Plan for that year, Mr. Lashinsky received an incentive cash payment for 2007 performance of $140,000, or 40% of his base salary. Also in September 2007, in connection with his promotion to CEO, Mr. Lashinsky received a stock option award for 300,000 shares and an award of 225,000 shares of restricted stock, with each award subject to vesting terms; see “Equity decisions in 2007,” above.

In 2008, the Compensation Committee declined to increase Mr. Lashinsky’s compensation, or to award him further equity based on performance, because he had not served as CEO for a sufficient length of time to evaluate his performance in that role. The Committee also declined to make any payments under the Management Incentive Plan for that year because the Company need not meet the minimum thresholds required for payouts; see “2008 Management Incentive Plan,” above.

In February 2009, the Compensation Committee granted Mr. Lashinsky 25,000 shares of the Company’s restricted stock based on his performance in 2008; see “Equity decisions to date in 2009,” above. As discussed above under “Salary decisions to date in 2009,” to date in 2009, due to the national economic downturn and challenging residential real estate market conditions, the Committee has declined to provide base salary increases to any named executive officers, including Mr. Lashinsky.

The actual awards paid in 2007 and 2008 to Mr. Lashinsky are shown in the “Summary compensation table,” the “Grants of plan-based awards table” and the footnotes thereto on page 31 of this proxy statement. Mr. Lashinsky’s amended employment agreement provides for severance benefits upon termination of employment as described above under “Post-termination protection and payments.”

Tax deductibility of pay

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to its CEO and its other three most highly paid named executive officers (other than the Chief Financial Officer) at the end of the year. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements under the Tax Code. To qualify for an exemption from the $1,000,000 limitation, the stockholders were asked to approve a limit under stock incentive plans on the maximum number of shares for which a participant may be granted stock options in any calendar year. Compensation deemed paid to an executive officer when he or she exercises an option granted under a plan that is subject to time-based vesting and has an exercise price that is at least equal to the fair market value of the Company’s common stock on the grant date generally should qualify as performance-based compensation and therefore should not be subject to the $1,000,000 deduction limitation. To maintain flexibility in compensating named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. The Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in the Company’s best interests.

Summary

The Compensation Committee believes that the Company’s compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employees’ interests with those of the Company’s stockholders. The Committee believes that the compensation of the Company’s executives is both appropriate and responsive to the goal of improving stockholder value.

The following “Compensation Committee report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee report

The Compensation Committee reviewed this “Compensation discussion and analysis” and discussed its contents with Company management. Based on the review and discussions, the Committee has recommended that this “Compensation discussion and analysis” be included in the proxy statement.

Respectfully submitted by the Compensation Committee:

Robert C. Kagle	Elisabeth H. DeMarse
Chair

March 25, 2009

Summary compensation table

The following table sets forth information regarding compensation earned in 2006, 2007 and 2008 by our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer, and our three other most highly compensated executives employed at the end of fiscal year 2008 (these individuals are collectively referred to as our “named executive officers”):

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Joseph Patrick Lashinsky	2008	350,000	0		375,750	617,958	0	5,424	(6)	1,349,132
Chief Executive Officer and	2007	329,167	0		216,056	422,836	140,000	7,397	(7)	1,115,456
President(5)	2006	221,503	0		0	81,515	52,000	3,121	(8)	358,139

Charles C. Baker(9)	2008	25,000	0		913	4,878	0	2,960	(10)	33,751
Executive Vice President and Chief Financial Officer

David A. Rector	2008	265,000	0		0	309,717	0	6,466	(13)	581,183
Senior Vice President and	2007	246,375	25,000	(12)	0	250,597	39,750	8,074	(14)	569,796
Chief Accounting Officer	2006	185,577	0		0	68,263	40,000	3,388	(15)	297,228
(former Chief Financial
Officer)(11)

William C. Sinclair	2008	232,780	0		0	176,702	0	3,905		413,387
Executive Vice President,	2007	222,000	0		0	138,675	33,900	4,906	(16)	399,481
Operations and Business	2006	207,500	0		0	59,621	35,000	2,451		304,572
Development

Genevieve C. Combes	2008	206,700	0		0	209,844	0	3,717	(18)	420,261
Senior Vice President,	2007	190,000	0		0	180,003	29,250	2,988	(19)	402,241
Technology and	2006	159,992	0		0	65,720	35,000	262	(20)	260,974
Operational Strategy(17)

Robert J. Yakominich	2008	230,062	0		0	127,763	0	4,989	(23)	362,814
Senior Vice President,	2007	83,654	10,000	(22)	0	33,217	11,250	1,580	(24)	139,701
Sales(21)

(1)	The amounts in the stock awards column reflect amounts recognized as compensation expense for financial statement reporting purposes relating to restricted stock grants for the relevant fiscal years, without taking into consideration a forfeiture assumption, as required by the Securities and Exchange Commission for disclosure purposes in this table. The information regarding the valuation assumptions used is included in footnote 7 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008 included in the Company’s most recent Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 13, 2009.

(2)	The amounts in the option awards column reflect amounts recognized as compensation expense for financial statement reporting purposes for the relevant fiscal years, in accordance with FAS 123(R), without taking into consideration a forfeiture assumption, as required by the Securities and Exchange Commission for disclosure purposes in this table. The information regarding the valuation assumptions used is included in footnote 7 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008 included in the Company’s most recent Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 13, 2009.

(3)	Amounts consist of bonuses earned under the Company’s Management Incentive Plan for services rendered in the relevant fiscal year. These amounts were approved by the Compensation Committee of the Company’s Board of Directors in January of the following fiscal year.

(4)	Unless otherwise footnoted, represents life insurance premiums paid by the Company.

(5)	Mr. Lashinsky was promoted to the position of President effective January 5, 2007, and to the additional position of Chief Executive Officer effective June 4, 2007.

(6)	Includes a match of $3,875 under the Company’s 401(k) plan.

(7)	Includes a match of $2,250 under the Company’s 401(k) plan, tax grossups of $2,629 and taxable fringe benefits of $968.

(8)	Includes a match of $2,200 under the Company’s 401(k) plan.

(9)	Mr. Baker assumed the position of Executive Vice President and Chief Financial Officer effective December 1, 2008.

(10)	Represents relocation and temporary living expenses reimbursed to Mr. Baker or paid directly by the Company.

(11)	Mr. Rector was promoted to the position of Interim Chief Financial Officer in January 2007. He was promoted to Chief Financial Officer effective May 2007 and remained in that position through November 30, 2008.

(12)	Bonus paid in consideration of Mr. Rector’s acting as the Company’s Interim Chief Financial Officer from January to May 2007.

(13)	Includes a match of $3,047 under the Company’s 401(k) plan.

(14)	Includes a match of $2,250 under the Company’s 401(k) plan, tax grossups of $2,258 and taxable fringe benefits of $250.

(15)	Includes a match of $1,856 under the Company’s 401(k) plan.

(16)	Includes tax grossups of $157 and taxable fringe benefits of $844.

(17)	Ms. Combes was promoted to Senior Vice President, Planning and Operations effective December 2006 and to her current position effective December 2008.

(18)	Includes a match of $2,360 under the Company’s 401(k) plan.

(19)	Includes match of $2,250 under the Company’s 401(k) plan and tax grossups of $60.

(20)	Equals a match under the Company’s 401(k) plan.

(21)	Mr. Yakominich joined the Company in August 2007.

(22)	Represents a signing bonus.

(23)	Includes a match of $2,413 under the Company’s 401(k) plan.

(24)	Includes a match of $937 under the Company’s 401(k) plan.

Grants of plan-based awards table

The following table sets forth information regarding plan-based awards to our named executive officers in 2008:

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares (#)(2)	All Other Option Awards: Number of Shares Underlying Options (#)(3)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Joseph Patrick Lashinsky		175,000	350,000	525,000

Charles C. Baker	12/11/08					325,000	2.56	353,925
	12/11/08				25,000			64,000	(4)

David A. Rector	5/21/08					45,000	4.97	104,400
		59,625	119,250	178,875

William C. Sinclair	5/21/08					45,000	4.97	104,400
		52,884	105,768	158,652

Genevieve C. Combes	5/21/08					45,000	4.97	104,400
		47,385	94,770	142,155

Robert J. Yakominich	5/21/08					45,000	4.97	104,400
		52,144	104,288	156,431

(1)	In March 2008, the Compensation Committee approved the Management Incentive Plan—Fiscal Year 2008. For more information on the plan, see pages 23 to 24 of this proxy statement under “Compensation discussion and analysis—Principal elements of compensation—Annual incentive compensation.” Amounts shown are the estimated payments under the plan had the Company achieved the minimum-target, target and above-target performance hurdles. Proposed payments under the plan for the achievement of the target hurdles (shown above under “Target”) were 100% of base salary for the Chief Executive Officer and 45% of base salary for the other named executive officers. Proposed payments under the plan for the Company’s achievement of minimum-target hurdles (shown above under “Threshold”) were 50% less than these amounts and for the Company’s achievement of above-target hurdles (shown above under “Maximum”) were 50% more than these amounts. The plan also provided for additional incentives based on the Company exceeding profitability and the Company’s agents meeting certain productivity targets. Mr. Baker’s employment agreement specified that he was not eligible to participate in this plan for 2008. No bonuses were paid under the plan for 2008 because the Company did not meet the minimum thresholds for the year, specifically, maximum pro forma loss of $4.75 million and minimum revenue of $112.5 million.

(2)	Represents shares of restricted stock awarded to Mr. Baker in connection with his hire as Executive Vice President and Chief Financial Officer. This award vests as to 6,250 shares on each of June 4, 2009 and on each six months thereafter until fully vested, provided Mr. Baker remains employed by or in a service relationship with the Company.

(3)

Options vest and become exercisable at the rate of 25% of the total number of shares on the one-year anniversary of the date of grant and 1/48th of the total number of shares on the first day of each month thereafter as long as the holder remains employed by the Company.

(4)	Based on a value of $2.56 per share, which was the closing price of the Company’s common stock on the grant date.

Outstanding equity awards at fiscal year-end table

The following table provides information regarding each unexercised stock option and other outstanding equity award held by our named executive officers as of December 31, 2008:

	Option Awards(1)					Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable (#)		Number of Shares Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	# of Shares that Have Not Vested	Market Value of Unvested Shares ($)
Joseph Patrick Lashinsky	1,718		0	0.99	3/3/2012
	57,760		0	0.99	3/5/2012
	16,666		0	0.99	4/10/2012
	10,000		0	7.50	3/28/2014
	25,000		0	16.50	12/15/2014
	36,458		13,542	8.40	1/2/2016
	119,792		130,208	7.75	1/11/2017
	112,500		187,500	6.68	9/12/2017
						140,625	372,656	(2)

Charles C. Baker	0	(3)	325,000	2.56	12/10/2018
						25,000	66,250	(2)

David A. Rector	8,395		0	0.99	4/10/2012
	20,000		0	0.99	10/28/2012
	16,666		0	7.50	3/28/2014
	15,000		0	16.50	12/15/2014
	29,166		10,834	8.40	1/2/2016
	11,667		8,333	5.97	8/8/2016
	11,979		13,021	7.75	1/11/2017
	76,564		98,436	7.11	3/26/2017
	0		45,000	4.97	5/20/2018

William C. Sinclair	83,333		0	0.99	10/28/2012
	16,666		0	7.50	3/28/2014
	25,000		0	16.50	12/15/2014
	21,875		8,125	8.40	1/2/2016
	43,747		56,253	7.11	3/26/2017
	0		45,000	4.97	5/20/2018

Genevieve C. Combes	8,333		0	11.25	8/25/2014
	5,000		0	16.50	12/15/2014
	10,452		1,215	13.88	7/25/2015
	14,583		5,417	8.40	1/2/2016
	23,333		16,667	5.97	8/8/2016
	28,750		31,250	7.75	1/11/2017
	17,497		22,503	7.11	3/26/2017
	0		45,000	4.97	5/20/2018

Robert J. Yakominich	43,333	(3)	86,667	6.68	9/12/2017
	0		45,000	4.97	5/20/2018

(1)	Except as noted, each option grant to the named executive officer vests either as to (i) one-fourth of the shares on the one-year anniversary of the vesting commencement date and one forty-eighth of the shares on the first day of each calendar month thereafter or (ii) one-forty-eighth of the shares on the first day of each calendar month after the vesting commencement date.

(2)	Based on a value of $2.65 per share, which was the closing price of the Company’s common stock on December 31, 2008.

(3)	Mr. Baker’s December 11, 2008 option and Mr. Yakominich’s September 13, 2007 option were each granted outside the Company’s option plan and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv), which exempts inducement grants to new employees from the stockholder approval requirements.

Option exercises and stock vested table

The following table provides information on stock option exercises by our named executive officers in 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Joseph Patrick Lashinsky	—	—	56,250	(1)	191,250	(2)

(1)	20,110 of these shares were surrendered to the Company as payment of a withholding tax obligation.

(2)	Based on a value of $4.59 per share as to 28,125 of these shares and $2.21 per share as to the remainder of these shares, which was the closing price of the Company’s common stock on the respective June 4, 2008 and December 4, 2008 vesting dates of these shares.

Post-termination protection and payments

For a discussion of the agreements that govern post-termination protection and payments for our named executive officers, please see “Post-termination protection and payments” beginning on page 26 of this proxy statement.

Compensation committee interlocks and insider participation

The members of our Compensation Committee during fiscal year 2008 were Mr. Kagle and Ms. DeMarse. Neither of the members of our Compensation Committee has served as one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee, nor did any such interlocking relationship exist during the last fiscal year.

The following “Audit Committee Report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for reviewing the scope and timing of audit services and any other services that ZipRealty’s independent registered public accounting firm is asked to perform, the auditor’s report on ZipRealty’s consolidated financial statements following completion of its audit, and ZipRealty’s policies and procedures with respect to internal accounting and financial controls. The Board of Directors adopted a revised written charter for the Audit Committee in March 2006, a copy of which is available on our website at www.ziprealty.com under “Investor Relations—Corporate Governance—Governance Documents.” The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein. All members of this committee are independent members of the Board of Directors within the meaning of the independent director standards of both The NASDAQ Stock Market, Inc. and the Securities and Exchange Commission.

We reviewed ZipRealty’s audited consolidated financial statements for fiscal year 2008 and discussed such statements with management. We discussed with PricewaterhouseCoopers LLP, ZipRealty’s independent registered public accounting firm during fiscal year 2008, the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We also received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board from PricewaterhouseCoopers LLP regarding its communications with the Audit Committee concerning independence, and we have discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions noted above, we recommended to the Board of Directors that ZipRealty’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted by the Audit Committee:

Gary A. Wetsel	Elisabeth H. DeMarse	Stanley M. Koonce, Jr.
Chair

March 6, 2009

STOCKHOLDER PROPOSALS

You may present proposals for inclusion in our proxy statement for consideration at our 2010 annual meeting of stockholders by submitting them in writing to our Secretary in a timely manner and in compliance with our procedures, as set forth below.

Timing. Pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended, your proposal must be received by us no later than December 9, 2009 to be included in the proxy statement for our 2010 annual meeting. Any proposal submitted by you after December 9, 2009, but on or before January 8, 2010, may be eligible for consideration at next year’s annual meeting, but will not be eligible for inclusion in the proxy statement for that meeting. Any proposal received after January 8, 2010 will be considered untimely for our 2010 annual meeting, in accordance with the advance notice procedures set forth in our bylaws.

Procedures. Any stockholder proposal must be delivered in writing to our Secretary, c/o ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608. The proposal must follow the procedures and meet the requirements set forth in our bylaws, which include, without limitation: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (c) the class and number of shares of the Company that are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business, and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in its capacity as a proponent to a stockholder proposal. Any proposal that is not submitted in accordance with those procedures and requirements will be considered improperly brought for our 2010 annual meeting.

In addition, for your proposal to be included in the proxy statement for our 2010 annual meeting, it must comply with the provisions of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Any proposal that is not submitted in accordance with those provisions will not be eligible for inclusion in our proxy statement for our 2010 annual meeting.

By order of the Board of Directors,

Larry S. Bercovich
Secretary

April 8, 2009

ZIPREALTY, INC.

PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders.

The shares of stock you are entitled to vote will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2 and in the discretion of the proxyholders on any other matter that properly comes before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Charles C. Baker and David A. Rector, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Stockholders to be held at Watergate Towers, 2200 Powell Street, Conference Room D, Emeryville, California 94608, on May 21, 2009, at 9:30 a.m., Local Time, or any adjournment or postponement thereof.

As described further in the enclosed proxy statement, you can submit your vote by mailing your proxy card, or you may vote in person at the annual meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

ZIPREALTY, INC.

May 21, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 21, 2009:

The notice of meeting, proxy statement and proxy card, as well as the annual report to stockholders for the year ended December 31, 2008, are available at www.ziprealty.com/investor_relations

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTOR AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

				FOR	AGAINST	ABSTAIN
1. Election of one Class II director:			2. Ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009:	☐	☐	☐
NOMINEE:
☐ FOR NOMINEE	Robert C. Kagle	Class II director
☐ WITHHOLD AUTHORITY FOR NOMINEE
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL AND IN THE DISCRETION OF PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.